UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2019

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2019, the Board of Directors (the "Board") of KLA-Tencor Corporation (the "Company") appointed Victor Peng to the Company's Board, and the Compensation Committee of the Board.  Mr. Peng is currently the President and Chief Executive Officer of Xilinx, Inc. and serves on its board of directors.  Mr. Peng has over 30 years of experience leading technology transformation, defining and bringing to market FPGAs, SoCs, GPUs, high performance microprocessors and chip sets, and microprocessor IP products. Mr. Peng will receive a prorated grant of restricted stock units for his service on the Board through the next annual meeting of stockholders and will be entitled to receive a prorated portion of the annual cash retainer paid by the Company to independent members of the Board for their service.  The text of the press release announcing his appointment is included as Exhibit 99.1 to this Current Report.

Item 8.01	Other Events.
On January 31, 2019, the Company issued a press release announcing that the Company's Board of Directors has declared a cash dividend of $0.75 per share on the Company’s common stock. Such dividend shall be payable on March 1, 2019 to the Company’s stockholders of record as of the close of business on February 15, 2019. The text of the press release is included as Exhibit 99.2 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
The following exhibit is filed herewith:

Exhibit No.	Description

99.1	Text of press release furnished on February 1, 2019.

99.2	Text of press release furnished on January 31, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: February 1, 2019	By:	/s/ TERI A. LITTLE
	Name:	Teri A. Little
	Title:	Executive Vice President and Chief Legal Officer